Exhibit 10.5

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of July 29, 2008, is entered into by and between Mindy Grossman (“Executive”) and HSN, Inc. (the “Company”).

WHEREAS, Executive is currently serving as CEO of IAC Retailing, a business segment of IAC/InterActiveCorp (“IAC”), a Delaware corporation, and the parent company of the Company as of the date of this Agreement;

WHEREAS, the Company and Executive expect that IAC will cause the Company to become a separate public entity (the “HSN Spin-Off”);

WHEREAS, the Company desires to establish the Company’s right to the services of Executive for a period beginning on the date the HSN Spin-Off occurs (the “Effective Date”), in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions;

WHEREAS, Executive and IAC are parties to an employment agreement (the “Prior Agreement”), with an effective date of May 1, 2006, which the parties intend will be superseded hereby; and

WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Executive Officer of the Company.  During the Term, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During the Term, Executive shall report directly to the Board of Directors of the Company (the “Board”).  Executive shall be the senior executive dedicated to the businesses of the Company and as such shall have primary responsibility for the management of all operations and activities of the businesses of the Company.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time and communicated to Executive.  Executive may (i) serve on corporate, civic or charitable boards, (ii) manage personal investments and (iii) deliver lectures and fulfill speaking engagements, so long as (A) these activities do not interfere with Executive’s qualitative performance of her responsibilities under this Agreement, (B) do not conflict with any applicable Company policy on conduct, including conflicts of interest, and (C) any service on a corporate, for-profit board is approved in advance by the Board.  As of the date first written above, Executive serves on the Board of The East Harlem School at Exodus House and the Wharton Retail Advisory Board, and the Company hereby approves such service and agrees that Executive may continue such service so long as such service is otherwise in accordance with the preceding sentence.  The Company further approves Executive’s service on the Board of the National Retail Federation.  Executive’s principal place of employment shall be New York, New York, with substantial and regular travel outside of New York to the various businesses for which Executive is responsible, principally to St. Petersburg, Florida, and Executive acknowledges that it may be necessary, depending on the circumstances, that she spend the majority of her time outside of New York.

2A.                             TERM.  Subject to Section 10A hereof, the terms and conditions of this Agreement shall commence on the Effective Date and, unless a longer period is otherwise provided herein, shall continue through January 31, 2012 (the “Initial Term”); provided, however, that at the end of the Initial Term and on each succeeding anniversary thereof, the employment of Executive will be automatically continued upon the terms and conditions set forth herein for one additional year (each, a “Renewal Term”), unless either party to this Agreement gives the other party written notice (in accordance with Section 4A) of such party’s intention to terminate this Agreement and the employment of Executive at least ninety (90) days prior to the end of such initial or extended term.  For purposes of this Agreement, the Initial Term and any Renewal Term shall collectively be referred to as the “Term.”

3A.                             COMPENSATION.

(a)                                  BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $1,000,000 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.  The Base Salary is subject to increase, but not decrease, in the sole discretion of the Compensation and Human Resources Committee (or such other committee responsible for compensation and related matters) of the Board of Directors of the Company (the “Compensation Committee”).

(b)                                 ANNUAL BONUS.  During the Term, Executive shall be eligible to receive an annual cash bonus (the “Bonus”) in respect of each fiscal year of the Company ending during the Term (a “Fiscal Year”).  The Bonus shall have a high performance target of 100% of the Base Salary (the “Target Bonus”), with the actual amount determined in the sole discretion of the Compensation Committee, based on the factors it deems relevant with respect to any particular year, which may include, among other factors, the performance of the Company and its subsidiaries, as applicable, against pre-established performance criteria (including their competition, their prior year results, the achievement of established initiatives, etc.), and the contribution and performance of Executive.   Bonus payments in respect of any Fiscal Year shall be made to Executive no later than the 15th day of the third month following the close of such Fiscal Year unless Executive shall elect to defer the receipt of such Bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below).

(c)                                  LONG TERM INCENTIVE PLAN.               In addition to and not in lieu of the Bonus that Executive is eligible to receive pursuant to Section 3A(b) of this Agreement, Executive and the Company hereby agree to the long term incentive plan set forth on Exhibit A hereto.

(d)                                 INITIAL EQUITY AWARDS.  On the Effective Date, Executive shall be granted three separate options to acquire shares of common stock of the Company (“Common Stock”).  Each option shall vest annually in equal installments over four years, subject to Executive’s continued employment with the Company through the applicable vesting date, and otherwise shall be subject to the terms and conditions of the Company equity plan (the “Equity Plan”) and applicable award agreement.  The per share exercise price of the options shall be established at the time of grant as follows:

(i)                                     Option 1: Exercise price = $2.1 billion minus the Initial Debt divided by the Share Count;

(ii)                                  Option 2: Exercise price = $2.5 billion minus the Initial Debt divided by the Share Count; and

(iii)                               Option 3: Exercise price = $2.9 billion minus the Initial Debt divided by the Share Count.

Notwithstanding the foregoing, in the event any of the foregoing formulae would result in the grant of an option with an exercise price below the Fair Market Value (as defined in the Equity Plan) of the Common Stock on the date of grant, such exercise price shall instead be the Fair Market Value (as defined in the Equity Plan) of the Common Stock on such date of grant.

The number of shares of Common Stock subject to each option shall be determined by dividing (a) $3.3 million, by (b) (i) (x) $3.4 billion, minus (y) the Initial Debt, divided by (ii) the Share Count, minus (iii) the per share exercise price of such option (for the avoidance of doubt, the amount represented by clause (iii) shall be subtracted from the quotient of clause (i) divided by clause (ii)).  The “Initial Debt” shall be the total borrowings of the Company outstanding at the time of the HSN Spin-Off under any bank facility or other long-term indebtedness, and the “Share Count” shall be the number of absolute shares of Common Stock outstanding immediately following the HSN Spin-Off.

By way of example only, if the Initial Debt was $400 million and the Initial Share Count was 56.5 million, then the per share exercise price of Option 1 would be $30.08 and the number of shares subject to the option would be 143,370.

(e)                                  SUBSEQUENT INCENTIVE AWARDS.  During the Term, Executive shall be eligible to receive equity incentive awards pursuant to annual or other grants under any equity-based compensation plan or plans that may be established or maintained by the Company and cash incentive awards pursuant to any incentive, bonus or similar plan that may be established or maintained by the Company.  In determining whether and to what extent Executive shall participate in any such plans or programs, the Board (or the Compensation Committee thereof)

shall exercise its reasonable discretion, taking into account Executive’s position and responsibilities; Executive’s and the Company’s performance; Executive’s then-existing equity position with the Company; prior equity and/or cash incentive awards granted to Executive; and equity and/or cash incentive awards granted to other executives of the Company.

(f)                                    BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company on at least as favorable a basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                                     Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary expenses (including reasonable and documented costs of first/business class commercial air travel) incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.  Executive understands that her employment will require regular, weekly travel outside of New York to the various businesses under her direction, principally to St. Petersburg, Florida.  Additionally, during the Term and prior to any “Relocation” (as defined below), the Company will reimburse Executive for the cost of housing rental in Florida in a location within reasonable commuting distance by car to the Company’s offices in St. Petersburg, Florida, auto lease payments and auto insurance (regardless of any Company policy to the contrary), and other miscellaneous expenses associated with her regular stays in Florida (such reimbursable expenses, the “Commuting Expenses”), such total amount not to exceed $75,000 in any given fiscal year (provided, that such maximum amount may be annually increased (but not decreased) at the Board’s discretion to reflect annual increases in the Commuting Expenses).  In the event that Executive decides to relocate to St. Petersburg, Florida on a full-time basis (the “Relocation”), (A) the Company will reimburse Executive in accordance with the Company’s standard relocation policy for all reasonable relocation expenses Executive incurs and (B) Executive shall thereafter cease to be eligible for reimbursement for any of the Commuting Expenses.  In the event that any such payments or reimbursements in respect of the Commuting Expenses or the Relocation are determined to be taxable compensation to Executive, the Company shall make Executive whole for such tax obligations.  Any such make-whole tax payment made to Executive pursuant to the immediately preceding sentence shall be paid by the Company to Executive no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes on any payments/reimbursements to Executive pursuant to this Section 3(A)(f)(i) are remitted to the Internal Revenue Service or any other applicable taxing authority.  The amount of any such fees and expenses that the Company is obligated to pay pursuant to this Section 3A(f)(i) in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.

(ii)                                  Reimbursement for Attorneys’ Fees.  The Company shall reimburse Executive for up to $25,000 in reasonable attorneys’ fees and disembursements incurred in connection with the negotiation of this Agreement.  The amount of any such fees and expenses that the Company is obligated to pay pursuant to this Section 3A(f)(ii) in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.

(iii)                               Vacation.  During the period that Executive is employed with the Company hereunder, Executive shall be entitled to not less than four (4) weeks of paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three (3) days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	to the General Counsel of the Company.

If to Executive:	Mindy Grossman
180 E. 79th Street
Apt. 3C
New York, New York 10021

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION.  This Agreement (including its Exhibits) and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws which could cause the application of the law of any jurisdiction other than the State of New York.  Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court located in the County of New York, or, if not maintainable therein, then in an appropriate New York state court located in the County of New York.  The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.  If Executive materially prevails in a dispute with the Company, the Company shall promptly reimburse the reasonable attorneys’ fees and related expenses incurred by Executive in such dispute at any time from the Effective Date of this Agreement through Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date).

In order to comply with Section 409A (as defined below), in no event shall the payments by the Company under this Section 5A be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.  For these purposes, if there are a series of disputes which are adjudicated in a single proceeding, whether or not a party has materially prevailed shall be evaluated in terms of the aggregate disputes.

6A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.                             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.  Capitalized terms used but not defined in the Standard Terms and Conditions shall have the meanings assigned to such terms in this Agreement.

8A.                             SECTION 409A OF THE INTERNAL REVENUE CODE.  This Agreement is intended to comply with the requirements of Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”)  or an exemption and shall in all respects be administered in accordance with Section 409A.    Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is “nonqualified deferred compensation” within the meaning of Section 409A.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.   In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by the applicable Treasury Regulations.  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to Executive hereunder based on the Company’s reasonable good-faith interpretation of Section 409A.

9A.                             CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a)                                  If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement of the Company, including without limitation any restricted stock unit, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, but excluding in all cases any income taxes and penalties imposed pursuant to Section 409A on amounts paid or promised to Executive based on the Company’s reasonable good-faith interpretation of Section 409A, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 9A(a), if it shall be determined in accordance with this Section 9A that Executive is entitled to the Gross-Up Payment, but that the “Parachute Value” (as defined below) of all Payments does not exceed 110% of the “Safe Harbor Amount” (as defined below), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable under this Agreement, if applicable, shall be made by reducing the payments and benefits under the following sections of the Standard Terms and Conditions in the following order: (i) Section 1(d)(i), (ii) Section 1(d)(iii), (iii) Section 1(d)(v) and (iv) Section 1(d)(iv).  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a  reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 9A(a).  The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon Executive’s termination of employment.

(b)                                 Subject to the provisions of Section 9A(f) of this Agreement, all determinations required to be made under this Section 9A, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) chosen by the Company.  The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the event giving rise to the Payment or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be reasonably requested by the Company or Executive.  If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within fifteen (15) business days after receipt of such determination and calculations.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that she has substantial authority not to report any Excise Tax on her federal, state, local income or other tax return.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 9A(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within fifteen (15) business days after receipt of such determination and calculations.

(c)                                  The Company and Executive will each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 9A(b) of this Agreement.

(d)                                 The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  Executive will make proper payment of the amount of any Excise Tax, and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of her federal income tax return as filed with the Internal Revenue Service (the “IRS”) and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will, within fifteen (15) business days pay to the Company the amount of such reduction.

(e)                                  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 9A(b) and Section 9A(d) of this Agreement will be borne by the Company and paid as incurred; provided, however, (i) the Company shall pay the fees and expenses of the Accounting Firm not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm, (ii) the amount of the Accounting Fees that the Company is obligated to pay in any given calendar year shall not affect the Accounting Fees that the Company is obligated to pay in any other calendar year, and (iii) Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.  If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within fifteen (15) business days after receipt from Executive of a statement therefor and reasonable evidence of her payment thereof.

(f)                                    Executive will notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive).  Executive will not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar-day period following the date on which she gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(i)                                     provide the Company with any written records or documents in her possession relating to such claim reasonably requested by the Company;

(ii)                                  take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses; provided, further, however, (i) the Company shall pay the costs and expenses not later than the end of the calendar year following the calendar year in which the costs and expenses are incurred, (ii) the amount of such costs and expenses that the Company is obligated to pay in any given calendar year shall not affect the costs and expenses that the Company is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Company pay such costs and expenses may not be liquidated or exchanged for any other benefit.  Without limiting the foregoing provisions of this Section 9A(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 9A(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at her own cost and expense) and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, that if the Company pays such claim and directs Executive to sue for a refund, the Company will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(g)                                 If, after the receipt by Executive of a Gross-Up Payment or a payment by the Company of an amount on Executive’s behalf pursuant to Section 9A(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 9A(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 9A(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then the amount of such payment will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 9A.

(h)                                 If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that any Gross-Up Payments and/or Underpayments and/or any other amounts paid or made by the Company pursuant to this Section 9A were not necessary to accomplish the purpose of this Section 9A, Executive shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section 9A, which is to protect Executive by making her whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

(i)                                     Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 9A(f) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 9A to the contrary, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) as determined by the Accounting firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

10A.                       Notwithstanding anything to the contrary herein, this Agreement shall become effective if and only if the Effective Date occurs on or before January 31, 2009, and if the Effective Date does not occur on or before January 31, 2009 this Agreement shall be null and void and of no force and effect.

[The Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the date set forth above.

HSN, INC.

/s/ Gregory Blatt
By: Gregory Blatt
Title: Vice President

/s/ Mindy Grossman
Mindy Grossman

STANDARD TERMS AND CONDITIONS

References herein to the “Agreement” shall be deemed to refer to the Employment Agreement between the executive and the Company dated as of July 29, 2008 as the same may be amended and in effect from time to time (the “Employment Agreement”), incorporating these terms and conditions therein as if part of the same.

1.           TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, (i) the Company shall pay Executive’s designated beneficiary or beneficiaries within thirty (30) days following Executive’s death in a lump sum in cash (A) Executive’s Base Salary through the end of the month in which death occurs and (B) any “Accrued Obligations” (as defined in paragraph 1(f) below), (ii) a number of the restricted stock units with respect to shares of IAC common stock granted to Executive on April 9, 2008 (the “2008 Cliff Vesting Restricted Stock Units”) (as converted in connection with the HSN Spin-Off) shall automatically vest such that the total number of such 2008 Cliff Vesting Restricted Stock Units vested shall equal one-fourth of the original 2008 Cliff Vesting Restricted Stock Units (on an as converted basis) granted for each year of completed service by Executive following January 31, 2008 (the “Base Vesting Date”) (e.g., if Executive’s employment is terminated by virtue of death two years and three months following the Base Vesting Date, she will vest in a total of 50% of the original 2008 Cliff Vesting Restricted Stock Units) and (iii) a number of the restricted stock units with respect to shares of IAC common stock granted to Executive on May 17, 2006 (the “2006 Cliff Vesting Restricted Stock Units”) (as converted in connection with the HSN Spin-Off) shall automatically vest such that the total number of such 2006 Cliff Vesting Restricted Stock Units vested shall equal one-fifth of the original 2006 Cliff Vesting Restricted Stock Units (on an as converted basis) granted for each year of completed service by Executive following May 1, 2006 (e.g., if Executive’s employment is terminated by virtue of death two years and three months following May 1, 2006, she will vest in a total of 40% of the original 2006 Cliff Vesting Restricted Stock Units).

(b)           DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A of the Employment Agreement), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability and provide all other payments and benefits required under this Agreement, offset (in the case of cash payments) by any amounts paid to Executive for such period under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, (i) the Company shall pay Executive within thirty (30) days following such termination in a lump sum in cash (A) Executive’s Base Salary through the end of the month in which termination occurs, offset by any amounts paid to Executive for such period under any disability insurance plan or policy provided by the Company, and (B) any Accrued Obligations (as defined in paragraph 1(f) below) (provided that any payments in respect of previously earned but unpaid Bonuses, shall be made no later than the 15th day of the third month following the close of such Fiscal Year unless Executive has previously elected to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A), (ii) a number of 2008 Cliff Vesting Restricted Stock Units (as converted in connection with the HSN Spin-Off) shall automatically vest such that the total number of such 2008 Cliff Vesting Restricted Stock Units vested shall equal one-fourth of the original 2008 Cliff Vesting Restricted Stock Units (on an as converted basis) granted for each year of completed service by Executive following the Base Vesting Date (e.g., if Executive’s employment is terminated by virtue of Disability two years and three months following the Base Vesting Date, she will vest in a total of 50% of the original 2008 Cliff Vesting Restricted Stock Units) and (iii) a number of the 2006 Cliff Vesting Restricted Stock Units (as converted in connection with the HSN Spin-Off) shall automatically vest such that the total number of such 2006 Cliff Vesting Restricted Stock Units vested shall equal one-fifth of the original Cliff Vesting Restricted Stock Units (on an as converted basis) granted for each year of completed service by Executive following May 1, 2006 (e.g., if Executive’s employment is terminated by virtue of Disability two years and three months following May 1, 2006, she will vest in a total of 40% of the original 2006 Cliff Vesting Restricted Stock Units), provided that if such 2008 Cliff Vesting Restricted Stock Units or 2006 Cliff Vesting Restricted Stock Units constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the delivery of shares of common stock or cash (as applicable) in settlement of such awards shall be made on the date that is six months after Executive’s “separation from service,” if required by Section 409A, or if earlier, immediately following any permissible payment event under Section 409A.

(c)           TERMINATION BY THE COMPANY FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON.  The Company may terminate Executive’s employment under this Agreement with or without Cause at any time prior to the expiration of the Term.  Executive may voluntarily terminate her employment hereunder other than for Good Reason at any time prior to the expiration of the Term by providing written notice to the Company at least thirty (30) days prior to termination.  As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under the Agreement (including the Exhibits hereto); provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company which, in the good faith reasonable determination of the Board, undermines the confidence of the Board in Executive’s fitness to continue in her position; provided, however, that, to the extent such material breach can be remedied, the Board’s determination as to whether “Cause” exists under this Section 1(c)(ii) shall

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take into account any remedial action taken by Executive, including any such action taken during the five (5)-day period following the Board’s provision to Executive of a written demand for remedial action, which demand specifically identifies the manner in which the Company believes that Executive has materially breached such fiduciary duty; (iii) a material breach by Executive of any of the covenants made by Executive in Section 3 hereof; provided, however, that in the event such material breach is curable, Executive shall have failed to remedy such material breach within ten (10) days of Executive having received a written demand for cure by the Board, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any of the covenants made by Executive in Section 3 hereof; (iv) Executive’s continued failure to perform her material duties with the Company or otherwise follow the reasonable direction of the Board (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of five (5) days following Executive’s receipt of written notice signed by the Board which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties, provided if Executive’s whereabouts are unknown to the Company, then such termination shall be effective within eight (8) days of the sending of such notice, or (v) a knowing and material violation by Executive of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, provided such policy has been communicated to Executive in writing (which may have been through electronic means) prior to such violation; provided, that with respect to each of clauses (i) through (v) of this Section 1(c), “Cause” shall be deemed to exist solely if it is so determined in good faith by the vote of not less 2/3 of the Board (excluding Executive).  Upon (A) the termination of Executive’s employment by the Company for Cause or (B) Executive’s resignation without “Good Reason” (as defined in Section 1(d)) prior to the expiration of the Term, the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations.

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment is terminated prior to the expiration of the Term by the Company (including pursuant to the Company’s written notification of non-renewal of this Agreement in accordance with Section 2A of the Employment Agreement) for any reason other than Cause or Executive’s death or Disability, or by Executive for Good Reason, then:

(i) the Company shall continue to pay to Executive the Base Salary (at the rate then in effect) for twenty-four months (the “Severance Period”) in equal bi-weekly installments consistent with the Company’s regular payroll practices for the payment of base salary for its employees as in effect from time to time, (the “Cash Severance Payments”),

(ii) the Company shall pay to Executive within thirty (30) days of the date of such termination any Accrued Obligations (as defined in paragraph 1(f) below) (provided that any payments in respect of previously earned but unpaid Bonuses, shall be made no later than the 15th day of the third month following the close of such Fiscal Year unless Executive has previously elected to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A),

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(iii) the Company shall pay to Executive at the time when bonuses for the Fiscal Year in which the date of termination occurs would otherwise be paid (but in no event later than the 15th day of the third month following the close of such Fiscal Year unless Executive has previously elected to defer the receipt of such Bonus pursuant to an arrangement that meets the requirements of Section 409A), any Bonus that would have been earned by Executive during such Fiscal Year if such termination had not occurred, which Bonus shall be based on the Company’s actual achievement of pre-established performance criteria established by the Compensation Committee in accordance with Section 3A(b) of the Employment Agreement, provided, that (A) in the event that as of the date on which Executive’s employment terminates such criteria have not been established, the Bonus shall not be less than the Adjusted Bonus, and (B) if the determination of the Bonus that would have been earned by Executive during such Fiscal Year is based, in whole or part, on the exercise of discretion by the Compensation Committee, the Bonus shall not be reduced by such discretion below, the Adjusted Bonus.  Any Bonus payable pursuant to this clause (iii) shall be reduced by a percentage equal to the percentage of the year remaining following the date of Executive’s termination of employment.  For these purposes, the Adjusted Bonus shall be the product of (x) Executive’s Target Bonus for such Fiscal Year, and (y) a percentage equal to the average of the percentages of the respective target annual bonuses of the officers of the Company (other than Executive) who were “named executive officers” whose compensation was disclosed in the Summary Compensation Table included in the Company’s disclosure under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission in respect of the Fiscal Year during which the date of termination occurs that were awarded to such officers in respect of such Fiscal Year (disregarding for this purpose any pro ration of such annual bonus for any such officer whose service with the Company terminated during the Fiscal Year, if applicable),

(iv) any compensation awards of Executive based on, or in the form of, Company equity (e.g., restricted stock, restricted stock units, stock options or similar instruments), and any equity awards in other companies that were originally denominated in shares of IAC stock and were converted in the Spin-Off, that are (A) outstanding and unvested at the time of such termination and (B) were outstanding immediately after the Effective Date (collectively, the “Equity Awards”) shall automatically vest upon the date of such termination, and all stock options shall remain exercisable for the shorter of (1) 12 months following the date of termination and (2) the remainder of their full term, provided that, in the event any such awards constitute “nonqualified deferred compensation” within the meaning of Section 409A, the delivery of shares of common stock or cash (as applicable) in settlement of such awards shall be made on the date that is six months after the Executive’s “separation from service,” if required by Section 409A, or if earlier, immediately following any permissible payment event under Section 409A; provided, further, however, that any Equity Awards that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied.

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(v) for a period ending on the earlier of (A) eighteen (18) months following the date of the termination of Executive’s employment with the Company, (B) the expiration of the Term and (C) the time Executive becomes eligible for such benefits from another employer, the Company shall continue to provide health benefits and term life insurance to Executive and her covered dependents, if any, as are provided from time to time to actively employed senior executives of the Company.  To the extent that the Company determines that the health benefits and term life insurance provided for in this Section 1(d) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay to Executive (within thirty (30) days after the date of termination of employment) such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and her spouse and dependents, if any, on a non-group basis, for the period specified above, those benefits that would have been provided to Executive and her spouse and dependents under this Section 1(d)

With respect to the payments described in paragraphs (i) and (iii) above, any reduction in Executive’s Base Salary or Target Bonus that would constitute Good Reason as defined herein shall be disregarded.  The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, within thirty (30) days of the date of termination of Executive’s employment, for claims related to Executive’s termination of employment (the “Release”).  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for the Release.

Notwithstanding the preceding provisions of this Section 1(d), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of the Cash Severance Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d)(i) as applicable, (ii) any portion of the Cash Severance Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in Section 1(d)(i), (iii) any portion of the Cash Severance Payments that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) and (iv) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d)(i).  For purposes of this paragraph, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

For purposes of the Agreement:

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“Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:  (A) the Company’s material breach of this Agreement, (B) the material reduction in Executive’s title, duties, reporting responsibilities or level of responsibilities, excluding for this purpose any such reduction resulting from any disposition of assets so long as the Company retains the businesses relating to the HSN television network and web-site and acknowledging that the involvement of the Chairman of the Board in certain matters primarily relating to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Executive continues to have primary responsibility for the management of all operations and activities of the businesses of the Company, (C) a material reduction in the Base Salary or Target Bonus or (D) a relocation by the Company of Executive’s principal place of business to any area more than fifty (50) miles from New York, New York; provided, that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A), (B), (C) or (D) shall have occurred and Executive provides the Company with written notice thereof within ninety (90) days after Executive has actual knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within one hundred and twenty (120) days after the date of delivery of the notice referred to in clause (x) above;

(e)           OFFSET.  In the event Executive’s employment is terminated in a manner that entitles Executive to payments under Section 1(d), and Executive subsequently obtains other employment during the Severance Period, then Executive shall have an obligation to promptly repay the Company out of her current cash earnings (i.e., base salary and, if applicable, any sign-on or annual bonus, but not cash- or equity-based long-term incentive awards, retirement or welfare benefits, or any other payments or benefits) from such subsequent employment during the Severance Period an amount equal to all cash payments made to Executive under Section 1(d)(i) and 1(d)(iii) (such amounts, the “Cash Severance Payments”) in excess of One Million Dollars ($1,000,000).  This repayment obligation shall be satisfied to the extent that, after taking into account all taxes withheld or paid on account of the Cash Severance Payments, all actual repayments by Executive to the Company and all deductions Executive receives as a result of such repayment, Executive is in the same economic position as if she had only been paid, on a pre-tax basis, One Million Dollars ($1,000,000) of Cash Severance Payments, provided Executive shall be required to take all reasonably available steps that have no significant adverse economic impact on Executive to limit the amount of taxes owed on the Cash Severance Payments and to maximize the tax benefit to Executive resulting from Executive’s repayment obligation to the Company (and thereby maximize the amount of the repayment obligation to the Company).  Such repayment obligation of Executive shall also take the form of an offset for any ongoing Cash Severance Payments.  In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment but, for purposes of this Section 1(e), Executive shall have an obligation to inform the Company promptly regarding

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Executive’s employment status following termination and during the period encompassing the Term.

(f)            ACCRUED OBLIGATIONS.  As used herein, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any accrued but unpaid vacation or expense reimbursements; (iii) any earned but unpaid Bonus with respect to the fiscal year preceding the fiscal year in which the termination occurs; and (iv) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A of the Code regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(d) to the extent inconsistent herewith) .

2.             TREATMENT OF CERTAIN OF EXECUTIVE’S EQUITY-BASED AWARDS IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY.  In the event that, during the Term, there is consummated a “Change of Control” (as such term shall be defined in the omnibus equity compensation plan to be adopted by the Company), any Equity Awards that are (i) outstanding and unvested at the time of such Change of Control and (ii) were outstanding immediately after the Effective Date shall vest in full; provided, however, that if any portion of such Equity Awards constitutes “nonqualified deferred compensation” within the meaning of Section 409A, the delivery of shares of Common Stock or cash (as applicable) in settlement of such Existing Awards shall occur on the date of the Change of Control only if the Change of Control constitutes a “change in control event” within the meaning of Section 409A, and otherwise shall occur on the applicable Equity Award’s regular settlement date .

3.             CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates.  “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise made available to the public (other than by Executive’s breach of the terms hereof) and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data,

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formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and  “affiliates” shall mean any company controlled by, controlling or under common control with the Company.  For purposes of this Section 3(a), “Company” shall mean IAC and the Company (and their respective predecessors and successors).

(b)             NON-COMPETITION.  In consideration of the Company’s promise to disclose, and disclosure of, its Confidential Information and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that during the Term and for a period of twelve (12) months following termination of Executive’s employment for any reason or no reason, Executive shall not (other than on behalf of the Company or any of its subsidiaries or affiliates), without the prior written consent of the Company, directly or indirectly engage in or assist any retailing business (whether traditional “bricks-and-mortar”, online, catalog, television or other) or any other business of a type substantially similar to any business for which Executive becomes responsible while employed by the Company at any time during the Term, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded entity), guarantor, consultant, advisor, agent, sales representative or other similar relationship, in any country in the world where the Company or any of its subsidiaries or affiliates has conducted business during the Term (provided, that inadvertent receipt of television signals or access to the Company’s web sites in a particular country shall not, without more, constitute the conduct of business by the Company in such country).  Notwithstanding the foregoing, the obligations under this Section 3(b) shall extend an additional six (6) months with respect to Executive becoming associated with QVC or any other business a principal aspect of which is selling goods via television.

(c)             NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that she will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information she will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of

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Executive’s business position with the Company.  Executive agrees that, during the Term (and for a period of eighteen (18) months following termination of Executive’s employment for any reason or no reason), Executive will not, directly or indirectly, hire or solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (other than her personal secretary at the time of the termination of her employment) for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee.

(d)             PROPRIETARY RIGHTS; ASSIGNMENT.  All Executive Developments shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates.  “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours.  All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive hereby assigns to the Company all such proprietary rights.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.

(e)             COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may be communicated in writing to Executive from time to time (including through electronic means).

(f)              REMEDIES FOR BREACH.  Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 3 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of this Section 3, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing in this Section 3 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 3, which may be pursued by or available to the Company.

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(g)             SURVIVAL OF PROVISIONS.  The obligations contained in Sections 3 and 11 of these Terms and Conditions and in Sections 5A and 9A of the Employment Agreement shall, to the extent provided in such Sections, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

4.           TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

5.           ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that (i) the Company may assign this Agreement to any affiliate of the Company (which affiliate clearly has sufficient assets to satisfy the Company’s obligations under this Agreement), and (ii) in the event of the merger, consolidation, transfer, reorganization or sale of all, substantially all or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor (including the Company upon assignment of the Agreement) shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

6.           WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

7.           HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

8.           WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance

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with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

9.             SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.           INDEMNIFICATION.  At all times during and after the Term, the Company and its successors and/or assigns shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law.  In addition, Executive shall be covered as an insured, in respect of Executive’s activities on behalf of the Company during Executive’s employment with the Company, by the Company’s Director and Officer liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies and for the period of Executive’s employment and thereafter for the longest applicable statute of limitations.

11.           NONDISPARAGEMENT.  During the Term and at all times thereafter, (i) Executive shall not make any statements, encourage others to make statements or release information intended to disparage or defame the Company, any of its affiliates or any of their respective directors or officers and (ii) the Company shall cause its senior employees not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame Executive’s reputation.   Notwithstanding the foregoing, nothing in this Section 11 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, as required by law, or made in good faith in connection with the Company’s disclosure practices relating to applicable securities laws.  Upon Executive’s termination of employment for any reason, Executive and the Company shall cooperate in good faith to agree upon any press releases made by the Company regarding Executive’s employment with the Company, provided that the Company and Executive may issue press releases without the consent of the other party to the extent required by law or, in the case of the Company, as determined by the Company in good faith in connection with the Company’s disclosure practices relating to applicable securities laws.

[The Signature Page Follows]

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ACKNOWLEDGED AND AGREED:

Date:  July 29, 2008

HSN, INC.

/s/ Gregory Blatt
By: Gregory Blatt
Title: Vice President

/s/ Mindy Grossman

Mindy Grossman

EXHIBIT A

1.             Definitions.  Capitalized terms used in this Exhibit A that are not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (the “Employment Agreement”), dated as of July 29, 2008, by and between Mindy Grossman and HSN, Inc. (“HSN” or the “Company”).  For purposes of this Exhibit A only, the following terms shall have the meanings specified below:

“EBITA” has the meaning given to it in the Company’s 2008 Stock and Annual Incentive Plan (the “Equity Plan”).

“Long Term Incentive Plan” means the long term incentive plan set forth on this Exhibit A.

“Maximum Bonus” means a payout of $4,000,000.

2.             Long Term Incentive Plan.

EBITA Hurdles

Year 3:

•      If the cumulative compounded annual growth rate of EBITA for Years 1 through 3 (the period commencing April 1, 2008 and ending March 31, 2011) is (i) <10%, (ii) >10% but <12.5%, (iii) >12.5% but <15% or (iv) >15%, then Executive shall receive a payment in an amount equal to:

•      (i) 0%, (ii) 33%, (iii) 66% or (iv) 100%, respectively, of 50% ($2,000,000) of the Maximum Bonus; less

•      25% of the gross amount that would otherwise be payable in Year 3 for each twelve month period (April 1 through March 31) in which the cumulative compounded annual growth rate of EBITA is <5%

(the net amount determined pursuant to the immediately preceding bullets, the “Year 3 Payment”).

Year 4:

•      If the cumulative compounded annual growth rate of EBITA for Years 1 through 4 (the period commencing April 1, 2008 and ending March 31, 2012) is (i) <10%, (ii) >10% but <12.5%, (iii) >12.5% but <15% or (iv) >15%, then Executive shall receive (i) 0%, (ii) 33%, (iii) 66% or (iv) 100%, respectively, of the Maximum Bonus less the amounts set forth in the two immediately succeeding bullets:

•      25% of the gross amount that would otherwise be paid in Year 4 (without regard to any payment made in Year 3) for each twelve month period (April 1 through March 31) in which the cumulative compounded annual growth rate of EBITA is <5%; and

•      the Year 3 Payment

(the amount determined pursuant to the immediately preceding bullets, the “Year 4 Payment”).

3.             Miscellaneous.  Furthermore, for purposes only of the Long Term Incentive Plan and for determining whether the above conditions to payment (or any applicable portion thereof) have been met, Executive and the Company hereby acknowledge and agree as follows:

(i)            in the event of an acquisition, sale or other disposition of a significant asset (or portion of assets), business, subsidiary and/or investment of HSN, EBITA shall, for all periods covered by this Long Term Incentive Plan, exclude the results attributable to such significant asset(s), business, subsidiary and/or investment;

(ii)           the Year 3 Payment and/or Year 4 Payment shall be made as soon as practicable following the date on which HSN determines the level of cumulative compounded annual growth rate of EBITA achieved for Years 1 through 3 and Years 1 through 4, respectively, which date shall be no later than the date on which HSN releases its earnings for the fiscal quarter ended March 31, 2011 and March 31, 2012, respectively;

(iii)          notwithstanding anything in the Agreement to the contrary, Executive shall forfeit any rights to the Year 3 Payment and/or Year 4 Payment if Executive is not employed by the Company on the last day of Year 3 and Year 4, respectively, unless Executive’s employment is terminated by the Company for any reason other than Cause, or if Executive terminates her employment for Good Reason, provided that if Executive’s employment is terminated due to death or disability, the amount of the Year 3 and Year 4 Payments shall be pro rated to account for the portion of the period commencing April 1, 2008 and ending March 31, 2012 during which Executive was employed by the Company and such payments, if any, shall be made at the times contemplated in clause (ii) above.

(iv)          each amount payable pursuant to the Long Term Incentive Plan may be paid in one (1) installment in either Common Stock or in cash, or some combination thereof, as determined by the Company in its discretion (and in the event of any such payment in such Common Stock, the amount of such Common Stock will be based on the closing price of such Common Stock for the trading day prior to payment of the applicable bonus and will be rounded down to the nearest whole share); provided that any such Common Stock shall be issued pursuant to the Equity Plan or otherwise be registered and freely tradable by Executive; and

(v)           for the avoidance of doubt, Section 5 of the Standard Terms and Conditions of the Employment Agreement shall apply to the payment of amounts pursuant to the Long Term Incentive Plan and, in accordance with such section, the number of shares of Common Stock issued as part of any Common Stock portion of each such amount shall be net of the minimum number of such shares (rounded up to the next whole number) of Common Stock sufficient to cover the amount of withholding taxes Executive is required to pay as a result of receipt of such Common Stock portion of each such amount; cash payments hereunder shall also be subject to applicable withholdings.

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4.             Recoupment in Certain Circumstances.  Notwithstanding anything to the contrary herein or in the Employment Agreement, in the event that, at any time during the period beginning the date on which the Year 3 Payment or the Year 4 Payment, as applicable, is paid to Executive and ending on the earlier of (i) the third anniversary of the applicable payment date or (ii) a Change of Control (as such term is defined in the Equity Plan) the conditions described in either paragraph (A) and/or paragraph (B) below exist, the Company shall have the right to recoup the Year 3 Payment and/or the Year 4 Payment, as applicable, up to the amount specified in paragraph (A) or paragraph (B) below, as applicable, net of any income, withholding, social security or other taxes already paid in respect of Executive’s receipt of such amount (provided, that if, following the Company’s recoupment of the amount, Executive successfully claims a tax deduction in respect of the amount recouped by the Company, the Executive shall pay to the Company an additional amount equal to the tax deduction she receives).

(A) At least 2/3 of the Board (excluding Executive) determines in good faith that there was a material inaccuracy in the determination of cumulative compounded annual growth rate of EBITA for the applicable period on the basis of which the Year 3 Payment or the Year 4 Payment, as the case may be, was calculated.  If the Company’s right to recoupment is asserted based on the conditions in this paragraph (A), the Company shall have the right to recoup no more than the amount by which the Year 3 Payment and/or the Year 4 Payment, as the case may be, exceeded the payment that would have been made absent such inaccuracy.

(B)  At least 2/3 of the Board (excluding Executive) determines in good faith that, at any time prior to the payment of the Year 3 Payment and/or the Year 4 Payment, as applicable, Executive committed any action(s) or inaction(s) that constituted Cause.  If the Company’s right to recoupment is asserted based on the conditions in this paragraph (B), the Company shall have the right to recoup up to the full amount of the Year 3 Payment and/or the Year 4 Payment, as applicable.

Prior to making the determination described in paragraph (A) or paragraph (B) above, the Board shall provide Executive with written notice, in accordance with Section 4A of the Agreement, specifically identifying the act(s) or inaction(s) alleged to constitute Executive’s misconduct or Cause, as the case may be, and Executive shall have the opportunity within ten (10) days of the provision of such notice to be heard by the Board of Directors.

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